ITEM 77E.  LEGAL PROCEEDINGS

Since October 2003, Federated and
related entities (collectively, "Federated"), and various Federated funds ("Funds"), have been named as defendants in several class action lawsuits now pending in the
United States District Court for the
District of Maryland. The lawsuits
were purportedly filed on behalf
of people who purchased, owned and/or
redeemed shares of Federated-sponsored
mutual funds during
specified periods beginning November 1, 1998.
The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New York State Attorney
General ("NYAG"), and other authorities.
In that regard, on
November 28, 2005, Federated announced
that it had reached final settlements
with the SEC and the
NYAG with respect to those matters.
Specifically, the SEC and NYAG settled
proceedings against three
Federated subsidiaries involving undisclosed market timing arrangements and late trading. The SEC made findings: that Federated Investment
Management Company ("FIMC"), an SEC-registered investment adviser to various Funds, and Federated Securities Corp., an
SEC-registered broker-dealer
and distributor for the Funds, violated
provisions of the Investment
Advisers Act and Investment
Company Act by approving, but not
disclosing, three market timing
arrangements, or the associated
conflict of interest between FIMC and the funds involved in the arrangements, either to other fund shareholders or to the funds' board;
and that Federated Shareholder Services
Company, formerly an
SEC-registered transfer agent, failed
to prevent a customer and a Federated
employee from late trading
in violation of provisions of the Investment
Company Act. The NYAG found that
such conduct violated
provisions of New York State law.
Federated entered into the
settlements without admitting or denying the regulators' findings. As Federated previously reported in 2004, it has already paid approximately
$8.0 million to certain funds as
determined by an independent consultant.
As part of these settlements,
Federated agreed to pay disgorgement and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund's directors are independent of
Federated, (ii) the chairman of each
such fund is independent of Federated,
(iii) no action may be taken
by the fund's board or any committee
thereof unless approved by a majority
of the independent trustees
of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who reports to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settlements are described in Federated's announcement which, along with previous press releases and related communications on those matters, is available in the "About Us" section of
Federated's website at
FederatedInvestors.com.
Federated and various Funds have
also been named as defendants in
several additional lawsuits, the
majority of which are now pending in
the United States District Court for
the Western District of
Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The board of the Funds has retained the
law firm of Dickstein Shapiro
Morin & Oshinsky LLP to
represent the Funds in these lawsuits.
Federated and the Funds, and
their respective counsel, are
reviewing the allegations and intend
to defend this litigation.
Additional lawsuits based upon similar
allegations may be filed in the future.
The potential impact of these lawsuits,
all of which seek
unquantified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain.
Although we do not believe that these
lawsuits will have a material
adverse effect on the Funds, there
can be no assurance that these suits,
ongoing adverse publicity and/or
other developments resulting
from the regulatory investigations
will not result in increased Fund
redemptions, reduced sales of Fund
shares, or other adverse
consequences for the Funds.